UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Dynegy Inc.

(Name of Registrant as Specified in its Charter)

Seneca Capital International Master Fund, L.P.

Seneca Capital, L.P.

Seneca Capital Investments, L.P.

Seneca Capital Investments, LLC

Seneca Capital International GP, LLC

Seneca Capital Advisors, LLC

Douglas A. Hirsch

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED OCTOBER 21, 2010

Seneca Capital

October [__], 2010

Fellow Stockholders:

The attached proxy statement and the enclosed GOLD proxy card are being furnished to you, the stockholders of Dynegy Inc., a Delaware corporation (“Dynegy”), in connection with the solicitation of proxies by Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (together with each of the foregoing, “Seneca Capital” or “we”) for use at the special meeting of stockholders of Dynegy and at any adjournments or postponements thereof (the “Special Meeting”), relating to the proposed acquisition (the “Merger”) of Dynegy by Denali Parent Inc. (“Denali”). In connection with the proposed Merger, Dynegy entered into an Agreement and Plan of Merger, dated as of August 13, 2010, with Denali and Denali Merger Sub Inc. (“Merger Sub”).

Pursuant to the attached proxy statement, we are soliciting proxies from holders of shares of Dynegy common stock to vote AGAINST the proposed Merger.

The Special Meeting will be held on November 17, 2010 at 10:00 a.m., Central Time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002.

We recommend that you carefully consider the information contained in the attached proxy statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today, or by voting via the internet or telephone. The attached proxy statement and the enclosed GOLD proxy card are first being furnished to the stockholders on or about [            ], 2010.

If you have already voted for management’s proposals relating to the Merger, you have every right to change your vote by signing, dating and returning a later dated proxy card or by voting via the internet or telephone.

If you have any questions or require any assistance with your vote, please contact Georgeson, Inc., which is assisting us, at their address and toll-free numbers listed on the following page.

Thank you for your support,

Seneca Capital

If you have any questions, require assistance in voting your GOLD proxy card or voting via the internet or telephone, or need additional copies of Seneca Capital’s proxy materials, please call Georgeson, Inc. at the phone numbers listed below.

Georgeson, Inc.

Call Toll-Free: 1-888-877-5373

Banks and Brokerage Firms Call: 1-212-440-9800

SPECIAL MEETING OF STOCKHOLDERS

OF

DYNEGY INC.

PROXY STATEMENT

OF

SENECA CAPITAL

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

OR VOTE VIA THE INTERNET OR BY TELEPHONE

Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (together with each of the foregoing, “Seneca Capital” or “we”) together are a significant stockholder of Dynegy Inc. (“Dynegy”). We are writing to you in connection with the proposed acquisition (the “Merger”) of Dynegy by Denali Parent Inc. (“Denali”). In connection with the proposed Merger, Dynegy entered into an Agreement and Plan of Merger, dated as of August 13, 2010 (the “Merger Agreement”), with Denali and Denali Merger Sub Inc. (“Merger Sub”). The Board of Directors of Dynegy (the “Dynegy Board”) has scheduled a special meeting of stockholders for the purpose of adopting the Merger Agreement (the “Special Meeting”). The Special Meeting is scheduled to be held on November 17, 2010 at 10:00 a.m., Central Time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002.

For the reasons set forth under the heading “REASONS TO DEFEAT THE PROPOSED MERGER,” we oppose the proposed Merger and Merger Agreement as not in the best interests of the stockholders, and we are soliciting proxies from the stockholders of Dynegy AGAINST the following Merger proposals:

1. Dynegy’s proposal to adopt the Merger Agreement; and

2. Dynegy’s proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

This Proxy Statement and the GOLD proxy card are first being furnished to Dynegy’s stockholders on or about [            ], 2010.

Dynegy has set the record date for determining stockholders entitled to notice of and to vote at the Special Meeting as October 1, 2010 (the “Record Date”). The principal executive offices of Dynegy are located at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were 120,788,770 shares of Dynegy common stock outstanding and entitled to vote at the Special Meeting, which is the total number of shares of common stock, $0.01 par value per share (the “Shares”), reported to be outstanding by Dynegy. As of [            ], 2010, the approximate date on which we expect to mail this

Proxy Statement to the stockholders, Seneca Capital collectively beneficially owns an aggregate of 11,226,500 Shares, which represents approximately 9.3% of the Shares outstanding. All of such Shares may be voted by the person(s) named as proxies in the enclosed GOLD proxy card at the Special Meeting. The participants in this solicitation intend to vote such Shares AGAINST Dynegy’s Merger proposals.

According to Dynegy’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on October 4, 2010 (“Dynegy’s Proxy Statement”), the adoption of the Merger Agreement requires the affirmative vote of at least a majority of the Shares entitled to vote thereon.

THIS SOLICITATION IS BEING MADE BY SENECA CAPITAL AND NOT ON BEHALF OF THE DYNEGY BOARD OR MANAGEMENT OF DYNEGY. SENECA CAPITAL IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE SPECIAL MEETING. SHOULD OTHER MATTERS, WHICH SENECA CAPITAL IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE SPECIAL MEETING, THE PERSON(S) NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

SENECA CAPITAL RECOMMENDS THAT YOU VOTE AGAINST DYNEGY’S MERGER PROPOSALS BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD OR VOTING VIA THE INTERNET OR BY TELEPHONE AS EXPLAINED IN OUR PROXY INSTRUCTION CARD.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY DYNEGY MANAGEMENT TO THE DYNEGY BOARD, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST DYNEGY’S MERGER PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD OR BY VOTING VIA THE INTERNET OR TELEPHONE. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE SPECIAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE SPECIAL MEETING TO SENECA CAPITAL, C/O GEORGESON, INC., WHICH IS ASSISTING IN THIS SOLICITATION, OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

IMPORTANT

Your vote is important, no matter how many or how few Shares you own. Seneca Capital recommends that you sign, date, and return the enclosed GOLD proxy card or vote via the internet or by telephone today to vote AGAINST Dynegy’s Merger proposals.

Seneca Capital does not believe that the Merger is in the best interest of Dynegy’s stockholders. A vote AGAINST Dynegy’s Merger proposals will enable you – as the owners of Dynegy – to send a message to the Dynegy Board that you are committed to maximizing the value of your Shares and that you will not approve a proposed transaction that does not fully and fairly value your Shares.

•

If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to Seneca Capital, c/o Georgeson, Inc., in the enclosed envelope today. You may also vote via the internet or by telephone at any time before 11:59 p.m. Eastern Time on November 16, 2010.

•

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the GOLD proxy card. Seneca Capital recommends that you confirm your instructions in writing to the person responsible for your account and provide a copy of such instructions to Seneca Capital, c/o Georgeson, Inc., which is assisting in this solicitation, at the address and telephone numbers set forth below, and on the back cover of this Proxy Statement, so that we may be aware of all instructions and can attempt to ensure that such instructions are followed.

Please refer to the voting instructions on the GOLD proxy card.

If you have any questions regarding your proxy,

or need assistance in voting your Shares by telephone or internet, please call:

Georgeson, Inc.

199 Water Street, 26th Floor

New York, NY 10038

Call Toll-Free: l-888-877-5373

Banks and Brokerage Firms Call: 1-212-440-9800

PROPOSAL NO. 1

ADOPTION OF MERGER AGREEMENT

You are being asked by Dynegy to adopt the Merger Agreement. For the reasons discussed below, we oppose the proposed Merger and Merger Agreement. To that end, we are soliciting your proxy to vote AGAINST Proposal No. 1.

We recommend that you demonstrate your opposition to the proposed Merger and send a message to the Dynegy Board that the proposed Merger is not in the best interest of Dynegy stockholders by signing, dating and returning the enclosed GOLD proxy card as soon as possible. You may also vote via the internet or by telephone at any time before 11:59 p.m. Eastern Time on November 16, 2010.

REASONS TO DEFEAT THE PROPOSED MERGER

We recommend that fellow stockholders vote AGAINST the proposed Merger because we believe the $4.50 per Share Merger consideration ($0.90 per share if adjusted for Dynegy’s recent 5 for 1 reverse stock split) does not adequately reflect the substantial long-term value that Dynegy stockholders would be able to receive without the Merger. As experienced power-industry investors, it is our assessment that the Merger consideration does not capture the long-term intrinsic value of Dynegy’s business, which we believe is very well positioned to capture the benefits of a recovery in electricity prices. We believe the Merger consideration values Dynegy’s assets at less than one-third of their replacement cost, which we believe reflects electricity prices at an unsustainably low point in the cycle.

Additionally, the Merger consideration represents an approximately 42% discount to the split-adjusted closing price of the Shares on March 12, 2010, the date upon which the intention to pursue the reverse split was first disclosed. This is a substantial underperformance in comparison to Dynegy’s merchant power peer group identified in Dynegy’s October 5, 2010 investor presentation – Calpine, Mirant, NRG Energy and RRI Energy – which experienced only an approximately 4% decline from March 12, 2010 through October 20, 2010, on a market capitalization weighted-average basis.

We also note that Dynegy’s Share price declined approximately 64% between March 12, 2010 and August 12, 2010, the day before the Merger announcement, as compared to an approximately 3% decline for its peer group over the same period on a market capitalization weighted-average basis. We view this as a period of unjustified underperformance that should not be considered as the basis for determining a fair Merger premium or the likely share price level in the absence of a Merger.

We believe stockholders should also weigh carefully the strong criticism for the Merger voiced by dissenting Dynegy Board member Victor Grijalva, a former Schlumberger Vice Chairman. As set forth in Dynegy’s Proxy Statement, he noted a concern regarding the Dynegy Board’s consideration of the Merger in the context of a sharp and anomalous drop in the company’s common stock price in the three-month period leading up to the Merger and did not believe it was advisable to sell the company for the proposed price at a time when its common stock did not reflect its potential for future appreciation.

We also believe that the proposed sale of four of Dynegy’s natural gas-fired power plants for cash consideration of approximately $1.36 billion (the “NRG Sale”), highlights the potential for monetizing certain of Dynegy’s natural gas-fired power plants as a means of capturing value for stockholders and as a potential source of liquidity. We believe that asset monetizations (whether the NRG Sale or others), financing markets and a flexible hedging policy would provide Dynegy with sufficient tools to manage the company’s liquidity needs going forward. As a result, we believe that any potential reduction in or loss of the company’s current approximately $1.1 billion undrawn bank revolver and $850 million fully cash collateralized letter of credit facility would not present a liquidity concern and would not require incremental issuances of equity or equity-linked securities. Furthermore, we believe that a substantial majority of the approximately $1.1 billion in cumulative cash outflow identified in Dynegy’s Proxy Statement is attributable to non-recurring environmental expenditures as well as the repayment of lease-related third-party debt and certain debt maturities.

We believe that several dynamics of the proposed transaction raise additional concerns with the Merger. We believe the lack of significant share ownership by management (less than 1% of Shares, excluding out-of-the-money options) in conjunction with the substantial change-in-control and severance payments available to management upon consummation of the Merger – up to approximately $37 million, or $0.31 per share, the vast majority of which would be payable regardless of the price per share proposed to be paid in the Merger – has created a conflict of interest with stockholders. We recommend stockholders consider this conflict in evaluating both the Merger and investor presentation materials that Dynegy has disseminated to advocate in favor of the Merger. We are concerned that management may be pursuing a scorched-earth approach that could be construed as materially injurious to Dynegy. We note third-party commentary in the October 20, 2010 Wall Street Journal Deal Journal piece by Ronald Barusch entitled The Dynegy Deal: When Did the Choice Become Blackstone or Bankruptcy?1

Additionally, we believe the dynamics of the go-shop process, primarily the exclusivity on the NRG Sale, the limited time period and the incumbent matching rights prevented a full and fair auction for Dynegy’s business. In addition, following the go-shop period, the $50 million break fee (more than 9% of the total Merger consideration) and other onerous potential post-transaction break fees create hurdles to the realization of full and fair value.

In summary, we believe that there is substantial value above the $4.50 per share Merger consideration that can be realized by stockholders without the Merger and further, as noted in our Schedule 13D filing, we reserve the right to implement plans or proposals with respect to Dynegy as a means of enhancing stockholder value, whether alone or with third parties. Accordingly, Seneca Capital recommends that you vote AGAINST the Merger proposal by signing, dating and returning the enclosed GOLD proxy card or voting via the internet or telephone as soon as possible.

[1]	Neither the Wall Street Journal nor Ronald Barusch have provided permission for use and we are not incorporating this piece by reference into this proxy statement.

PROPOSAL NO. 2

PROPOSAL TO APPROVE MOTION TO ADJOURN

THE SPECIAL MEETING

You are being asked by Dynegy to approve a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement. For the reasons discussed above, we oppose the proposed Merger. To that end, we are soliciting your proxy to vote AGAINST Proposal No. 2.

Seneca Capital recommends that you vote AGAINST Dynegy’s proposal to approve any motion to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

CONSEQUENCES OF DEFEATING THE PROPOSED MERGER

In the event that the Merger Agreement is terminated as a result of the failure to obtain the requisite vote of Dynegy’s stockholders, Dynegy will be required to reimburse Denali, Merger Sub and their respective affiliates up to $10 million for documented out-of-pocket expenses incurred in connection with the Merger Agreement or the transactions contemplated therein.

In the event that the Merger Agreement is terminated as a result of the failure to obtain the requisite vote of Dynegy’s stockholders and IF each of the following two events occur:

•

there is a bona fide “acquisition proposal” (as such term is defined in the Merger Agreement) made after the date of the Merger Agreement but prior to such termination, which has not been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the adoption of the Merger Agreement by the stockholders in any material respect at least five business days prior to the Special Meeting; AND

•

Dynegy consummates any transaction or series of transactions within 18 months of termination providing for the sale of assets (including equity securities of any of Dynegy’s subsidiaries) for aggregate consideration (including assumption of any indebtedness by any purchaser of such assets) of greater than $1.0 billion;

then Dynegy is required to pay Denali a termination fee equal to $27.5 million less any Denali expenses paid by Dynegy with respect to the first $1.0 billion of certain asset sales and an additional $1.5 million with respect to each additional $100 million of any such asset sales up to an aggregate of $2.5 billion of any such asset sales (and a maximum termination fee of $50 million in the aggregate (including any Denali expenses previously paid by Dynegy)).

In addition, in the event that the Merger Agreement is terminated as a result of the failure to obtain the requisite vote of Dynegy’s stockholders and IF each of the following two events occurs:

•

there is a bona fide acquisition proposal made after the date of the Merger Agreement but prior to such termination, which has not been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the adoption of the Merger Agreement by the stockholders in any material respect at least five business days prior to the Special Meeting; AND

•

within 18 months of such termination, Dynegy enters into a definitive agreement with respect to an acquisition proposal (provided that references to 20% in the definition of “acquisition proposal” shall be changed to 50%) and such acquisition proposal is consummated;

then Dynegy is required to pay Denali a termination fee of $50 million (less any Denali expenses previously paid by Dynegy).

NRG Energy, Inc. (“NRG”) and Denali entered into a Purchase and Sale Agreement, dated as of August 13, 2010, relating to the proposed sale of four of Dynegy’s natural gas-fired power plants for cash consideration of approximately $1.36 billion (the “NRG PSA”). If the NRG PSA is terminated and, within 18 months of such termination, NRG or its affiliate acquires any of the power plants contemplated to be sold pursuant to the NRG PSA, then NRG must (i) reimburse Merger Sub the full amount of any termination fees or reimbursement of expenses it received from Merger Sub and (ii) pay Merger Sub an additional amount equal to 2% of the total enterprise value of the power plants acquired by NRG or its affiliates.

We believe there is no basis to claim that our actions to date have constituted an acquisition proposal and would strongly disagree with any view to the contrary. However, we cannot be certain that an acquisition proposal will not be announced, disclosed or otherwise communicated to the Dynegy Board prior to the Special Meeting or that Denali will not claim that an acquisition proposal exists such that they are entitled to, in the circumstances described above, payment of the termination fee.

We believe defeating the Merger is the right course for Dynegy’s stockholders. However, there can be no assurance that if the Merger is defeated that an alternative transaction will be presented to the stockholders in the future and, even if an alternative merger transaction is presented to the stockholders, that it will be for consideration equal to or in excess of the consideration to be paid in the Merger. If Dynegy continues as an independent public company, there can be no assurance that its Share price will remain at or exceed recent trading levels.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each Share is entitled to one vote. Stockholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Special Meeting even if they sell such Shares after the Record Date. Based on publicly available information, Seneca Capital believes that the only outstanding class of securities of Dynegy entitled to vote at the Special Meeting is the Shares.

Shares represented by properly executed GOLD proxy cards or voted via the internet or telephone will be voted at the Special Meeting as marked or instructed and, in the absence of specific instructions, will be voted AGAINST the Merger Agreement and AGAINST the proposal to approve any motion to adjourn the Special Meeting to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of Proposal 1 at the Special Meeting, and, in the discretion of the person(s) named as proxies, on all other matters as may properly come before the Special Meeting.

QUORUM

A majority of the Shares outstanding at the close of business on the Record Date and entitled to vote, present in person or represented by proxy, at the Special Meeting constitutes a quorum for the purposes of the Special Meeting. Shares represented at the Special Meeting but not voted, including Shares for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes (as described below) will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the Special Meeting. Once a Share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new Record Date is set for the adjourned Special Meeting, then a new quorum will have to be established. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned.

VOTES REQUIRED FOR APPROVAL

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon. For the proposal to adopt the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the Merger Agreement.

Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. For the proposal to adjourn the Special Meeting, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as a vote AGAINST approval of proposal to adjourn the Special Meeting. Broker non-votes are not counted for purposes of this proposal.

ABSTENTIONS

Abstentions will not be counted as votes cast in favor of the proposal to adopt the Merger Agreement or the proposal to adjourn the Special Meeting to solicit additional proxies, but will count for the purpose of determining whether a quorum is present.

BROKER NON-VOTES

Shares held in street name that are present by proxy will be considered as present for purposes of determining whether a quorum is present. With regard to certain proposals, the holder of record of Shares held in street name is permitted to vote as it determines, in its discretion, in the absence of direction from the beneficial holder of the Shares.

The term “broker non-vote” refers to shares held in street name that are not voted with respect to a particular matter, generally because the beneficial owner did not give any instructions to the broker as to how to vote such shares on that matter and the broker is not permitted under applicable rules to vote such shares in its discretion because of the subject matter of the proposal, but whose shares are present on at least one matter. Such shares shall be counted as present for the purpose of determining whether a quorum is present. Broker non-votes will not be counted as votes cast with respect to matters as to which the record holder has expressly not voted. Accordingly, Seneca Capital believes that if you do not instruct your bank, brokerage firm or other nominee to vote your shares of Dynegy’s common stock, your shares of Dynegy’s common stock will not be voted, and the effect will be the same as a vote AGAINST approval of the proposal to adopt the Merger Agreement, and your shares of Dynegy’s common stock will not have an effect on the proposal to adjourn the Special Meeting.

REVOCATION OF PROXIES

You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to Dynegy’s Corporate Secretary, which must be filed with the Corporate Secretary by the time the Special Meeting begins, or by attending the Special Meeting and voting in person. Written notice of revocation should be mailed to: Dynegy Inc., Attention: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.

DISSENTERS’ RIGHT OF APPRAISAL

Under the General Corporation Law of the State of Delaware, stockholders who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the proposed Merger is completed, but only if they submit a written demand for an appraisal before the vote on the adoption of the Merger Agreement and only if they comply with the Delaware law procedures, as more fully explained in Dynegy’s Proxy Statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the Merger Agreement.

IF YOU WISH TO VOTE AGAINST DYNEGY’S PROPOSALS IN CONNECTION WITH THE MERGER, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VIA THE INTERNET OR BY TELEPHONE.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Seneca Capital. Proxies may be solicited by mail, facsimile, telephone, telegraph, internet, in person and by advertisements. Seneca Capital will not solicit proxies via the internet.

Seneca Capital has been working with Georgeson, Inc. concerning solicitation and advisory services in connection with this solicitation, for which Georgeson, Inc. will receive a fee not to exceed $150,000, inclusive of reimbursement for its reasonable out-of-pocket expenses. Georgeson, Inc. may solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Seneca Capital may request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. Seneca Capital will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Georgeson, Inc. will employ up to approximately fifty persons to solicit Dynegy’s stockholders for the Special Meeting.

The entire expense of soliciting proxies is being borne by Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. in proportion to their relative ownership of Shares. In addition to the fees to Georgeson, Inc. described above, costs related to the solicitation of proxies include expenditures for printing, postage, legal and related expenses and are expected to be approximately $125,000, of which approximately $17,000 have been paid to date.

If Seneca Capital is successful in its solicitation of proxies to defeat the proposed Merger at the Special Meeting, then it intends to seek reimbursement from Dynegy for its expenses incurred in connection therewith.

OTHER PARTICIPANT INFORMATION

Each of Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch is a participant in this solicitation. Douglas A. Hirsch is the managing member of each of Seneca Capital Investments, LLC, Seneca Capital International GP, LLC and Seneca Capital Advisors, LLC. The principal occupation of Mr. Hirsch is investment management. Seneca Capital Investments, LLC is the general partner of Seneca Capital Investments, L.P. Seneca Capital International GP, LLC is the general partner of Seneca Capital International Master Fund, L.P., and Seneca Capital Advisors, LLC is the general partner of Seneca Capital, L.P. The principal business address of Mr. Hirsch, Seneca Capital Investments, LLC, Seneca Capital Investments, L.P., Seneca Capital International GP, LLC, Seneca Capital International Master Fund, L.P., Seneca Capital Advisors, LLC and Seneca Capital, L.P. is c/o Seneca Capital Investments, LP, 590 Madison Avenue, 28th Floor, New York, New York 10022.

As of October 20, 2010, Seneca Capital International Master Fund, L.P. beneficially owned 7,712,100 Shares, representing beneficial ownership of approximately 6.4% of the Shares. As of October 20, 2010, Seneca Capital, L.P. beneficially owned 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, and Mr. Hirsch may be deemed to beneficially own 11,226,500 Shares, representing beneficial ownership of approximately 9.3% of the Shares, held in the aggregate by Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. Seneca Capital International GP, LLC may be deemed to beneficially own 7,712,100 Shares, representing beneficial ownership of approximately 6.4% of the Shares, held by Seneca Capital International Master Fund, L.P. Seneca Capital Advisors, LLC may be deemed to beneficially own 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares, held by Seneca Capital, L.P. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch disclaims beneficial ownership of the Shares except to the extent of its or his pecuniary interest therein, and this filing shall not be deemed an admission of beneficial ownership of such Shares for any purpose.

We intend to review our investments in Dynegy from time to time and have contemplated and reserve the right to implement plans or proposals with respect to Dynegy as a means of enhancing stockholder value, whether alone or with third parties.

However, although such plans or proposals would be intended to enhance stockholder value, it is not possible to assure that such plans or proposals, if implemented, would have an immediate or long-term impact on Dynegy’s Share price.

On October 7, 2010, the members of Seneca Capital entered into a Joint Filing Agreement in which, among other things, the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of Dynegy.

Seneca Capital reserves the right to retain one or more financial advisors and proxy solicitors, who may be considered participants in a solicitation under Regulation 14A of the Exchange Act in addition to Georgeson, Inc.

INFORMATION REGARDING DYNEGY AND THE MERGER

According to Dynegy’s Proxy Statement, Dynegy is a Delaware corporation with its principal executive office located at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002. According to Dynegy’s Proxy Statement, Dynegy’s primary business is the production and sale of electric energy, capacity and ancillary services from its fleet of eighteen operating power plants in seven states totaling approximately 12,200 MW of generating capacity. Dynegy reports the results of its power generation business, based on geographical location and how it allocates its resources, as three separate segments in its consolidated financial statements: (i) generation—Midwest segment, (ii) generation—West segment and (iii) generation—Northeast segment. Dynegy sells electric energy, capacity and ancillary services on a wholesale basis from its power generation facilities. Energy is the actual output of electricity and is measured in MWh. The capacity of a power generation facility is its electricity production capability, measured in MW. Wholesale electricity customers will, for reliability reasons and to meet regulatory requirements, contract for rights to capacity from generating units. Ancillary services are the products of a power generation facility that support the transmission grid operation, follow real-time changes in load and provide emergency reserves for major changes to the balance of generation and load. Dynegy sells these products individually or in combination to its customers under short-, medium- and long-term contractual agreements or tariffs.

Dynegy’s customers include regional transmission organizations and independent service operations, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, industrial customers, power marketers, financial participants such as banks and hedge funds, other power generators and commercial end-users. All of Dynegy’s products are sold on a wholesale basis for various lengths of time from hourly to multi-year transactions. Some of Dynegy’s customers, such as municipalities or integrated utilities, purchase its products for resale in order to serve their retail, commercial and industrial customers. Other customers, such as some power marketers, may buy from Dynegy to serve their own wholesale or retail customers or as a hedge against power sales they have made.

Dynegy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith is required to file reports, proxy statements and other information with the SEC. Reports, registration statements, proxy statements and other information filed by Dynegy with the SEC, including Dynegy’s Proxy Statement, are publicly available at the SEC website: www.sec.gov.

We note that Dynegy’s Proxy Statement contains information regarding:

•	a summary term sheet of the Merger;

•	the terms of the Merger Agreement and the Merger and related transactions;

•	any reports, opinions and/or appraisals received by Dynegy in connection with the Merger;

•	past contacts, transactions and negotiations by and among the parties to the Merger and their respective affiliates and advisors;

•	federal and state regulatory requirements that must be complied with and approvals that must be obtained in connection with the Merger;

•	security ownership of certain beneficial owners and management of Dynegy, including 5% owners;

•	the number of Shares outstanding as of the Record Date;

•	the trading prices of Dynegy stock over time;

•	the establishment of a quorum;

•	the vote required for approval;

•	the treatment of abstentions and “broker non-votes”;

•	the compensation paid and payable to Dynegy’s directors and executive officers;

•

the requirements for the submission of stockholder proposals to be considered for inclusion in Dynegy’s proxy statement for the 2011 annual meeting of stockholders, in the event that the Merger Agreement and the Merger are not approved by the stockholders; and

•	Dynegy, Denali and their respective affiliates.

OTHER MATTERS AND ADDITIONAL INFORMATION

Seneca Capital is unaware of any other matters to be considered at the Special Meeting. However, should other matters, of which Seneca Capital is not aware a reasonable time before this solicitation, be brought before the Special Meeting, the person(s) named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

See Schedule I for information obtained from public filings on Schedule 13D regarding persons who beneficially own more than 5% of the Shares and not otherwise disclosed in Dynegy’s Proxy Statement.

The information concerning Dynegy contained in this Proxy Statement and the Schedule attached hereto has been taken from, or is based upon, publicly available information.

SENECA CAPITAL

October [ ], 2010

SCHEDULE I

Security Ownership of Certain Beneficial Owners

The following table sets forth the number of shares of Dynegy’s common stock beneficially owned as of October 1, 2010, except as otherwise noted, by each person or entity known to Seneca Capital to beneficially own more than 5% of the outstanding shares of Dynegy’s common stock based on the information contained in Dynegy’s definitive proxy statement on Form DEFM 14A filed with the Securities and Exchange Commission (“SEC”) on October 4, 2010 and each Schedule 13D filed with the SEC since the date of such proxy statement.

	Number of Shares Beneficially Owned(1)	Percent of Class(1)(2)
Seneca Capital Investments, L.P.(3)	11,226,500	9.3%
UBS AG(4)	6,249,809	5.2%
Donald Smith & Co., Inc.(5)	8,744,097	7.2%
Carl C. Icahn(6)	12,000,000	9.9%

(1)	The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days of October 1, 2010 through the exercise of any option, warrant or right, regardless of whether such arrangement is currently in the money, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Except as otherwise indicated, each person and entity has the sole voting and investment power with respect to the shares set forth in the table.
(2)	Based upon 120,788,770 shares of common stock stated to be issued and outstanding as of October 1, 2010 by Dynegy in Dynegy’s definitive proxy statement filed with the SEC on October 4, 2010.
(3)

Based on Schedule 13D (the “Seneca 13D”) filed with the SEC on October 7, 2010 on behalf of (i) Seneca Capital International Master Fund, L.P., a Cayman Islands exempted limited partnership (“International Fund”), (ii) Seneca Capital, L.P., a Delaware limited partnership (“U.S. Fund”), (iii) Seneca Capital Investments, L.P., a Delaware limited partnership (“Seneca LP”), (iv) Seneca Capital Investments, LLC, a Delaware limited liability company (“Seneca LLC”), (v) Seneca Capital International GP, LLC, a Delaware limited liability company (“Seneca International GP”), (vi) Seneca Capital Advisors, LLC, a Delaware limited liability company (“Seneca Advisors”), and (vii) Douglas A. Hirsch (together with each of the foregoing, the “Seneca Reporting Persons”). Such filing indicated that (1) International Fund had shared voting and dispositive power with respect to 7,712,100 shares, (2) U.S. Fund had shared voting and dispositive power with respect to 3,514,400 shares, (3) Seneca LP had shared voting and dispositive power with respect to 11,226,500 shares, (4) Seneca LLC had shared voting and dispositive power with respect to 11,226,500 shares, (5) Seneca International GP had shared voting and dispositive power with respect to 7,712,100 shares, (6) Seneca Advisors had shared voting and dispositive power with respect to 3,514,400 shares and (7) Douglas Hirsch had shared voting and dispositive power with respect to 11,226,500 shares. The Seneca 13D included the following language: “Shares reported herein as being held by International Fund and U.S. Fund (the ‘Shares’) may be deemed to be beneficially owned, within the meaning of Rule 13d-3 under the Act, by Seneca LP, Seneca LLC and Mr. Hirsch. Seneca LP serves as the investment manager for each of Seneca International and U.S. Fund. Seneca LLC is the general partner of Seneca LP. Seneca International GP is the general partner of International Fund, and Seneca Advisors is the general partner of U.S. Fund. Mr. Hirsch is the managing member of each of Seneca LLC, Seneca International GP and Seneca Advisors. Each of Seneca LP, Seneca LLC, Seneca International GP, Seneca Advisors and Mr.

Hirsch disclaims beneficial ownership of the Shares except to the extent of its or his pecuniary interest therein, and the filing of this Schedule 13D shall not be deemed an admission of beneficial ownership of such shares for any purpose.” The business address of each of the Seneca Reporting Persons is c/o Seneca Capital Investments, LP, 590 Madison Avenue, 28th Floor, New York, New York 10022.

(4)	For more information, please read Dynegy’s definitive proxy statement on Form DEFM 14A filed with the Securities and Exchange Commission on October 4, 2010.
(5)	For more information, please read Dynegy’s definitive proxy statement on Form DEFM 14A filed with the Securities and Exchange Commission on October 4, 2010.
(6)	Based on Schedule 13D (the “Icahn 13D”) filed with the SEC on October 12, 2010 on behalf of High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”), Icahn Partners Master Fund III LP (“Icahn Master III”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn, a citizen of the United States of America. Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Reporting Persons. In addition, Mr. Icahn is the indirect holder of approximately 92.4% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings. High River has sole voting power and sole dispositive power with regard to 2,399,999 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 4,145,343 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 1,215,577 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 585,406 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 3,653,675 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. The Icahn 13D included the following language: “Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.” The principal business address of each of (i) High River, Hopper, Barberry,

Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue – Suite 1210, White Plains, NY 10601, (ii) Icahn Master, Icahn Master II and Icahn Master III is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands, and (iii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

For the number of shares of Dynegy’s common stock beneficially owned as of October 1, 2010, by: (i) each director of Dynegy; (ii) each named executive officer of Dynegy and (iii) all of Dynegy’s current directors and executive officers as a group, please see Dynegy’s definitive proxy statement on Form DEFM 14A filed with the Securities and Exchange Commission on October 4, 2010.

IMPORTANT

VOTING CONTROL NUMBER

Your vote is important. No matter how many Shares you own, please give Seneca Capital your proxy AGAINST Dynegy’s Merger proposals and cast your vote:

•	VIA INTERNET – Have the above control number handy when you go to: http://www.[ ]. Follow the instructions. You will have the option of receiving an email conformation.

•	BY TELEPHONE – Dial toll-free from the U.S. or Canada: [ ]. Have the control number handy and follow the instructions.

•

BY MAIL – Unless you have voted via the internet or by telephone in accordance with the instructions set forth above, SIGN, DATE and MAIL the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

Your internet or telephone vote must be received no later than 11:59 p.m. Eastern Time on November 16, 2010.

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD proxy card representing your Shares. Seneca Capital recommends that you confirm in writing your instructions to Seneca Capital in care of Georgeson, Inc. at the address provided below so that Seneca Capital will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Georgeson, Inc. at the address set forth below.

Georgeson, Inc.

199 Water Street, 26th Floor

New York, NY 10038

Call Toll-Free: l-888-877-5373

Banks and Brokerage Firms Call: 1-212-440-9800

PRELIMINARY COPY—SUBJECT TO COMPLETION

DATED OCTOBER 21, 2010

GOLD PROXY

DYNEGY INC.

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF

SENECA CAPITAL

THE BOARD OF DIRECTORS OF DYNEGY INC.

IS NOT SOLICITING THIS PROXY

P R O X Y

The undersigned appoints Mitchell Raab attorney and agent with full power of substitution to vote all shares of common stock of Dynegy Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at the Company’s offices at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002 on November 17, 2010 at 10:00 a.m. (Central time), and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Special Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorney and proxy, his substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in their discretion with respect to any other matters as may properly come before the Special Meeting that are unknown to Seneca Capital a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED AGAINST PROPOSALS 1 AND 2.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Special Meeting.

IMPORTANT: UNLESS YOU HAVE VOTED VIA THE INTERNET OR BY

TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE

PROXY INSTRUCTION CARD, PLEASE SIGN, DATE AND MAIL THIS PROXY

CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒  Please mark vote as in this example

1.	The Company’s proposal to adopt the Agreement and Plan of Merger dated as of August 13, 2010 among Dynegy Inc., Denali Parent Inc. and Denali Merger Sub Inc.

FOR	AGAINST	ABSTAIN

☐	☐	☐

Seneca Capital recommends a vote AGAINST Proposal 1.

2.	The Company’s proposal to approve any motion to adjourn the Special Meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of Proposal 1.

FOR	AGAINST	ABSTAIN

☐	☐	☐

Seneca Capital recommends a vote AGAINST Proposal 2.

IN HIS DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

DATED:

(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.